Exhibit 99.1

Contact:	Barbara Bower
Derek McClain
Trammell Crow Company
(214) 863-3000

FOR IMMEDIATE RELEASE

TRAMMELL CROW COMPANY REPORTS FINANCIAL RESULTS

FOR THIRD QUARTER OF 2003

DALLAS, Texas, November 11, 2003 – Trammell Crow Company (NYSE:TCC), one of the nation’s largest diversified commercial real estate services companies, today announced financial results for the third quarter of 2003.  Diluted earnings per share were $0.05.  Diluted earnings per share for the third quarter of 2002 were $0.10.

Commenting on the quarter and the outlook for the remainder of the year, the Company’s Chairman and Chief Executive Officer Robert E. Sulentic stated “Our earnings for the third quarter were less than we had anticipated when we gave our third quarter guidance, as the earnings were adversely impacted by slippage of transactions from the third quarter to the fourth.  Nonetheless, we are cautiously optimistic regarding our ability to finish the year with earnings per share within the range we have been committed to all year, 10% to 20% in excess of last year’s $0.45 finish.  We are tracking identified transactions that are capable of getting us to that outcome.  There is, of course, timing and execution risk associated with these transactions, but I am confident we are prosecuting all the business on our plate with an appropriate sense of diligence.  Regardless of the ultimate timing of these transactions, I am extremely encouraged by our heightened new business activity level and the progress we are making on our 2003 initiatives.”

Consolidated Results

For the quarter ended September 30, 2003, revenues totaled $167.3 million; revenues for the corresponding quarter of 2002 were $177.5 million.   Net income for the third quarter of 2003 was $1.8 million compared with net income of $3.7 million for 2002’s third quarter.  EBITDA was $8.8 million for 2003’s third quarter, compared with EBITDA of $13.9 million for the third quarter of 2002.

For the nine months ended September 30, 2003, revenues totaled $497.4 million; revenues for the corresponding period of 2002 were $528.6 million.   Net income and diluted earnings per share for the first nine months of 2003 were $6.0 million and $0.16, respectively, compared with net income and diluted earnings per share of $7.7 million and $0.21, respectively, for the first nine months of 2002.  EBITDA for the first nine months of 2003 totaled $30.0 million compared with EBITDA of $35.4 million for the comparable period of 2002.

Segment Results and Outlook – Global Services

For the third quarter of 2003, the company reported total Global Services segment revenues of $156.4 million, which compares with revenues of $161.7 million for the third quarter of 2002.  Third quarter 2003 EBITDA and income before income taxes for the Global Services segment were $9.5 million and $5.8 million, respectively, compared with EBITDA of $10.3 million and income before income taxes of $5.7 million for the third quarter of 2002.

For the nine months ended September 30, 2003, Global Services segment revenues totaled $465.1 million; revenues for the corresponding period of 2002 were $481.2 million.   The segment’s year-to-date EBITDA and income before income taxes were $26.5 million and $13.1 million, respectively, up from EBITDA and income before income taxes of $23.8 million and $9.2 million, respectively, for the first nine months of 2002.

Commenting on the Global Services segment’s results and full-year 2003 outlook, Mr. Sulentic noted, “Taken together, revenues from corporate advisory services (mostly tenant representation brokerage) and institutional brokerage (including both project leasing and investment sales) were up slightly from the third quarter of 2002 to the third quarter of 2003.  This was also the case for the comparable year-to-date periods.  On the basis of identified transactions, we are targeting strong increases in fourth quarter revenues from both tenant representation and investment sales activity and a more modest increase in revenues from project leasing activity, in each case versus 2002’s fourth quarter.

“Property management revenues for the third quarter of 2003 increased slightly from 2002’s third quarter.  The decline in facilities management revenues, primarily resulting from our exiting certain unprofitable business in 2002, was expected and is consistent with our experience in the first half of the year.  Corporate project management revenues were up nicely, driven by significant increases in activity levels for two large corporate clients.”

Segment Results and Outlook – Development and Investment

For the third quarter of 2003, the company reported total Development and Investment segment revenues of $10.8 million, which compares with revenues of $15.8 million for the comparable period of 2002.  Third quarter 2003 Development and Investment segment EBITDA was negative $0.7 million compared with positive EBITDA of $3.6 million for the third quarter of 2002.  The segment posted a loss before income taxes of $2.6 million for the third quarter of 2003 compared with income before income taxes of $1.2 million for the third quarter of 2002.

For the nine months ended September 30, 2003, Development and Investment segment revenues totaled $32.3 million; revenues for the corresponding period of 2002 were $47.4 million.   The segment’s year-to-date EBITDA was $3.5 million, compared with EBITDA of $11.6 million for the first nine months of 2002.  The segment posted a year-to-date loss before income taxes of $2.5 million, compared with income before income taxes of $4.7 million for the first nine months of 2002.

Commenting on the Development and Investment segment’s results and full-year 2003 outlook, Mr. Sulentic stated, “Development and Investment’s third quarter performance was generally consistent with our expectations.  As we indicated in our second quarter earnings release, most of our significant second-half closings were and are projected for the fourth quarter.  While this segment has posted both third quarter and year-to-date losses, we expect it to post significant full-year income before income taxes on the strength of identified transactions.  We continue to expect the segment’s full-year income before income taxes to be less than in prior years, however, due to the appropriately reduced level of new development starts during the last two years.”

With regard to development activity levels, Mr. Sulentic noted, “Our “in process” and “pipeline” development inventories are virtually unchanged from their levels at June 30, 2003, but on a combined basis are down significantly from their combined levels at year-end 2002 and in previous quarters.  The decrease in development inventories is, of course, appropriate, as we are cognizant of and seek to avoid the increased risks attendant certain types of development in this part of the economic cycle.  While these reduced inventories will impact the segment’s income in 2004, two encouraging trends exist.  First, activity levels, as measured by the number of transactions being considered by our Investment Committee, have increased dramatically in the recent months.  Secondly, the proportion of activity attributable to our focus on healthcare and higher education business continues to increase.  Over time, our focus in this business is shifting toward activity with a more programmatic flavor.  We are committed to the establishment of new capital programs to facilitate our development and investment activities in both the healthcare (primarily medical office buildings) and industrial (warehouses and distribution centers) sectors, and we have dedicated very senior people throughout the year to these efforts.”

General Commentary

Mr. Sulentic noted further, “Through much of the last two-and-a-half years, in addition to our over-riding emphasis on improving customer service, we have been focused on reducing costs and risks in our business and on strengthening our balance sheet.  We have made very substantial progress in all these areas.  Going forward, we must be diligent so as not to undermine these gains, but we are now keenly focused on the pursuit of new business, particularly large corporate accounts and healthcare business, the addition of new leaders and the growth of our brokerage business.  Significant events this year evidencing our attention to these areas include the following:

•                  Our wins of numerous new contracts with user customers and management and leasing assignments for investor customers, including our real estate transaction and strategic advisory services contract with Tyco International, our project management contract with Sprint Corporation, and significant new leasing and management assignments for TIAA-CREF, AEW Capital Management, Cigna Investments, Invesco Realty Advisors and JP Morgan Fleming;

•                  In the healthcare arena, execution of acute-care hospital, medical office building and administrative office building development assignments on behalf of three different leading hospital systems; our selection by three other hospital systems to provide development services with respect to their planned development of medical or administrative office buildings; and our addition of over 2 million square feet of medical office building property management, leasing and project management assignments; and

•                  The enhancement of our brokerage platform through the hiring of key producers in major markets (brokerage headcount is up by a net 30 brokers year-to-date); the hiring of Bob Shibuya, a widely respected and well-connected 20-year industry veteran, as our new national head of brokerage; and the formation of our strategic alliance with JJ Barnicke, a leading Canadian real estate services provider with over 260 brokerage professionals in Canada.”

Looking beyond 2003, Mr. Sulentic stated, “We are in the midst of our 2004 budgeting process.  As a result, the only guidance we can currently provide regarding our target for 2004 is to emphasize that we are committed to earnings growth and that we would expect growth in 2004 to come primarily from the Global Services segment, as the Development & Investment segment continues to feel the impact of the reduced numbers of starts during the last two years.  We will be in a position to give more specific guidance with regard to 2004 in February of next year, when we report on our 2003 full-year results.”

At 11:00 a.m. Eastern Time today, Mr. Sulentic and other members of company management will host a Webcast conference call to review the company’s third quarter results.  The call may be accessed via the Investor Relations section of Trammell Crow

Company’s Web site at www.trammellcrow.com.  A replay of the call will also be accessible in the same manner through November 18.

Founded in 1948, Trammell Crow Company is one of the largest diversified commercial real estate services companies in the United States. In offices throughout the United States and Canada, Trammell Crow Company is organized to deliver building management, brokerage, project management, and development and investment services through its Global Services Group and Development & Investment Group to both investors in and users of commercial real estate.  The Company delivers brokerage services throughout Canada through its strategic alliance with JJ Barnicke, a leading Canadian real estate services provider.  The company delivers services in Europe and Asia through its strategic alliance with Savills plc, a leading property services company based in the United Kingdom, and the jointly owned outsourcing company Trammell Crow Savills Limited.  In addition, the company has offices in Chile, Argentina, Brazil and Mexico.   Trammell Crow Company is traded on the New York Stock Exchange under the ticker symbol “TCC” and is located on the World Wide Web at www.trammellcrow.com.

All references to “EBITDA” in this press release are to earnings before interest, income taxes, depreciation and amortization.  The statements of income and summarized segment data attached to this press release contain reconciliations of EBITDA to net income and income before income taxes.

Certain statements contained in this press release, including without limitation statements containing the words “believe,” “anticipate,” “forecast,” “will,” “expect,” “envision,” “project,” “budget,” “target,” “estimate,” “should,” “intend,” “foresee” and words of similar import, are forward-looking statements within the meaning of the federal securities laws.  Such forward-looking statements involve known and unknown risks, uncertainties and other matters which may cause the actual results, performance or achievements of the company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks, uncertainties and other matters include, but are not limited to (i) the timing of individual transactions, (ii) the ability of the company to identify, implement and maintain the benefit of cost reduction measures and achieve economies of scale, (iii) the ability of the company to compete effectively in the international arena, (iv) the ability of the company to attract new corporate and institutional customers, (v) the ability of the company to manage fluctuations in net earnings and cash flow which could result from the company’s participation as a principal in real estate investments, (vi) the company’s ability to continue to pursue its growth strategy, (vii) the company’s ability to compete in highly competitive national and local business lines and (viii) the company’s ability to attract and retain qualified personnel in all areas of its business (particularly senior management).  In addition, the company’s ability to achieve certain anticipated results will be subject to other factors affecting the company’s business that are beyond the company’s control, including but not limited to general economic conditions (including the cost and availability of capital for investment in real estate and customers’ willingness to make real estate commitments) and the effect of government regulation on the conduct of the company’s business.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  The company disclaims any obligation to update any such statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the company’s expectation with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.  Reference is hereby made to the disclosures contained under the heading “Risk-Factors” in “Item 1. Business” of the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2003.

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